Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Marker Therapeutics, Inc. on Form S-3 of our report dated March 25, 2024, with respect to our audits of the consolidated financial statements of Marker Therapeutics, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in the Annual Report on Form 10-K of Marker Therapeutics for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in each prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

November 27, 2024